AMENDMENT AGREEMENT

AMENDMENT AGREEMENT (“Amendment”) dated as of August 5, 2009 to the Committed Facility Agreement dated November 20, 2008 between BNP Paribas Prime Brokerage, Inc. (“BNPP PB, Inc.”) and Claymore/Guggenheim Strategic Opportunities Fund (the “Customer”).

WHEREAS, BNPP PB, Inc. and Customer previously entered into a Committed Facility Agreement dated as of November 20, 2008 (the “Agreement”);

WHEREAS, the parties hereto desire to amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the agreement provided herein, the parties agree to amend the Agreement as follows:

1.	Amendments to Termination Provision

a.	The following shall be added after “Customer’s investment portfolio activities” in Section 9(d)(vii) of the Agreement:

and pledges by Customer of assets in respect of borrowings pursuant to the Federal Reserve Bank of New York’s Term Asset-Backed Securities Loan Facility,

2.	Representations

Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this Amendment and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

3.	Miscellaneous

a.	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.

b.
Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto.

c.	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

d.	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

e.	Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

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IN WITNESS WHEREOF the parties have executed this Amendment with effect from the first date specified on the first page of this Amendment.

BNP PARIBAS PRIME BROKERAGE, INC. /s/ Authorized Signatory __________________________________ Name: Authorized Signatory Title:	CLAYMORE/GUGGENHEIM STRATEGIC OPPORTUNITIES FUND /s/ J. Thomas Futrell _________________________ Name: J. Thomas Futrell Title: Chief Executive Officer